PTC Provides Preliminary Q1 FY’09 Results

NEEDHAM, MA — January 8, 2009 -- PTC (Nasdaq: PMTC), The Product Development Company®, today provided preliminary financial results for its fiscal first quarter ended January 3, 2009.

Highlights

*	Q1 non-GAAP Results: Revenue of $240 million with EPS of $0.14 to $0.16
*	Q1 GAAP Results: Revenue of $240 million with EPS of $0.03 to $0.05

The preliminary Q1 non-GAAP results exclude approximately $10.5 million of stock-based compensation expense, $8.5 million of acquisition-related intangible asset amortization expenses and $6.2 million of related income tax effects.

C. Richard Harrison, president and chief executive officer, commented, “The global economic situation has impacted our financial results for Q1. Revenue for Q1’09 of $240 million is essentially flat with Q1’08. On an organic constant currency basis, our Q1’09 revenue is down approximately $6 million, or 3%, compared to Q1’08. Our maintenance and services businesses continued to perform well in this environment, with the shortfall in Q1 revenue relative to our guidance of $250 to $260 million due to reduced license sales in all of our major geographies.”

The preliminary Q1 results include a non-GAAP tax provision rate of 22%, a GAAP tax benefit rate of 59% and approximately 117 million diluted shares outstanding.

PTC expects to announce final Q1 results on Tuesday, January 27, 2009 after the market closes and to host a conference call / webcast before the market opens on Wednesday, January 28, 2009. Details below.

Q1 Earnings Conference Call and Webcast

What:	PTC Fiscal Q1 Conference Call and Webcast

IMPORTANT: Supplemental financial and operating metric information and prepared remarks with respect to the conference call will be posted to the investor relations section of our website simultaneous to the press release after the market closes on Tuesday, January 27. The prepared remarks will not be read live; the call will be primarily Q&A.

When:	Wednesday, January 28, 2009 at 8:30 a.m. Eastern Time

Dial-in:	1-888-566-8560 or 1-517-623-4768
Call Leader: Richard Harrison
Passcode: PTC

Webcast:	http://www.ptc.com/for/investors.htm
Replay:	The audio replay of this event will be archived for public replay until 4:00 pm on February 2, 2009 at 1-866-434-5264 or 1-203-369-1006. To access the replay via webcast, please visit
http://www.ptc.com/for/investors.htm.

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Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results. Non-GAAP operating margin and EPS exclude stock-based compensation expense, amortization of acquired intangible assets, and the related tax effects of the preceding items and any one-time tax items, such as valuation allowance reversals. PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies. PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results.

About PTC

PTC (Nasdaq: PMTC - News) provides leading product lifecycle management (PLM), content management and dynamic publishing solutions to more than 50,000 companies worldwide. PTC customers include the world's most innovative companies in manufacturing, publishing, services, government and life sciences industries. PTC is included in the S&P Midcap 400 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.

This press release contains preliminary results for the first quarter of 2009. Actual results may differ from those stated as a result of finalization of our first quarter financial statements. In addition, our assumptions concerning our GAAP and non-GAAP effective income tax rates for the quarter are based on estimates and other factors that could change, including geographic mix of our revenue and profits.

PTC, The Product Development Company, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

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